Exhibit 99.1

SHORE ANNOUNCES CHANGE IN LOCATION FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON WEDNESDAY, APRIL 22, 2020

EASTON, Md., Apr. 7, 2020 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ: SHBI) (the “Company”) previously distributed to its shareholders of record as of February 4, 2020, a Notice of Annual Meeting of Shareholders (the “Notice”) under the Securities and Exchange Commission’s Notice and Access rules, announcing that its 2020 Annual Meeting of Shareholders (the “Annual Meeting”) was scheduled for Wednesday, April 22, 2020 at 11:00 a.m., local time, at The Tidewater House, 202 East Dover Street, Easton, Maryland 21601.

As a result of the current national pandemic, the previous meeting location is no longer available. In order to severely limit public exposure and in light of the recent executive order from the Governor of the State of Maryland limiting the number of persons that may gather at public events, the Company has determined to hold the meeting at the Company’s headquarters located at 28969 Information Lane, Easton, Maryland 21601, on Wednesday, April 22, 2020 at 11:00 a.m. The meeting will be conducted by those officers who are already working at the Company on a daily basis. The Company provided notice of a change to the location of the Annual Meeting of Shareholders via the filing of additional proxy materials with the Securities and Exchange Commission (the “SEC”).

The Company recommends that all shareholders follow the instructions provided in the distribution of the Notice to vote in advance of the Annual Meeting to ensure that your voice is heard on the matters before the shareholders. Call-in details to join a live audio presentation of the Annual Meeting are available on the Company's corporate website at www.shorebancshares.com. Routine legal requirements of the Annual Meeting will be carried out by a very limited number of officers from the Company, and the designated proxy representatives will cast ballots as your proxy votes indicate.

If the Company is unable to hold the Annual Meeting on April 22, 2020 as scheduled, the Company will notify shareholders of any changes to the date, time, and/or location of the Annual Meeting, including whether attendance will be allowed by remote communication, through the issuance of a press release and the filing of additional proxy materials with the SEC, both of which will be available on our corporate website at www.shorebancshares.com under the “Investor Relations” link and then under the “Governance Documents” link. For up-to-date information on the Annual Meeting, shareholders can contact W. David Morse, Secretary, at (410) 820-6867 or David.Morse@shoreunitedbank.com.

Shore Bancshares Information

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank. Shore Bancshares engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

CONTACT: Edward Allen, Chief Financial Officer, 410-763-7800